Exhibit 99.1

Release:  April 29, 2025

CPKC Increases Dividend By 20 Percent

Calgary – The Board of Directors of Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) today declared a quarterly dividend of $0.228 per share on the outstanding Common Shares, an increase of 20 percent to the previous dividend of $0.19 per share.

“We are pleased to announce an increase to our dividend as part of our ongoing commitment to returning cash to our shareholders and having delivered on our commitments to repay debt following the transformational combination of Canadian Pacific and Kansas City Southern into CPKC,” said Keith Creel, CPKC President and Chief Executive Officer. “This dividend increase demonstrates the strength and resiliency of our operating model, and our dedication to creating value for our shareholders.”

The dividend is payable on July 28, 2025, to holders of record at the close of business on June 27, 2025, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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